EXHIBIT 5.1

MORRIS, MANNING & MARTIN, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326
(404) 233-7000

August 6, 2010

ANTs software inc.
71 Stevenson Street, Suite 400
San Francisco, CA 94105

Re:	Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to ANTs software inc., a Delaware corporation (“ANTs”), in connection with the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 6, 2010 (as may be further amended or supplemented, the “Registration Statement”) for the purpose of registering for resale under the Securities Act of 1933, as amended (the “Act”), 19,179,140 shares of ANTs’ common stock (the “Shares”) issued or issuable to Fletcher International, Ltd. (“Fletcher”) pursuant to that certain Stock Purchase Agreement by and between ANTs and Fletcher dated March 12, 2010, as amended by that certain Amendment to Agreement dated July 15, 2010 (the “Purchase Agreement”), and the related warrant to purchase common stock dated March 12, 2010, as amended by that certain Amendment to Warrant dated July 15, 2010 (the “Warrant”).

In rendering this opinion, we have examined such documents, corporate records, and other instruments as we have deemed relevant, necessary and advisable as the basis for the opinion set forth herein.

In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers of ANTs and documents, records and instruments furnished to us by ANTs, without independent check or verification of their accuracy.

Based upon and subject to the foregoing, we are of the opinion that the Shares issued by ANTs prior to the date hereof have been validly issued and are fully paid and non-assessable and the Shares issuable in the future pursuant to the Purchase Agreement or the Warrant, as applicable, have been duly authorized and, when issued in accordance with the Purchase Agreement or the Warrant, as applicable, will be validly issued, fully paid and non-assessable.

The opinions set forth herein are limited to the laws of the State of Delaware and applicable federal laws.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus, which is part of the Registration Statement.

Very truly yours,

MORRIS MANNING & MARTIN, LLP

/s/ Morris Manning & Martin, LLP